Exhibit 99.1

Silo Pharma Announces Filing of Patent for Treatment of Alzheimer’s

Patent application covers use of novel homing peptides to reduce toxicity and advance payload of therapeutic

ENGLEWOOD CLIFFS, NJ, Feb. 13, 2023 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“the Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, today announced that it has filed a provisional patent application for the use of its central nervous system (CNS) homing peptides to treat Alzheimer's disease and the onset of dementia.

Alzheimer's disease has proven to be a progressive neurodegenerative disorder that is associated with the destruction of higher brain structures, such as those involved in cognition and memory function. The disease leads to deficits and declines in memory, learning, language, and in the ability to perform intentional and purposeful movements. Alzheimer's disease is also accompanied by concomitant behavioral, emotional, interpersonal, and social deterioration. Treatment of Alzheimer's remains largely inadequate.

“There is still an unmet need for effective methods to prevent and treat Alzheimer’s disease. Our hope is a targeted delivery of a therapeutic agent to cells that cause disease or are affected by a disease can improve the treatment of Alzheimer’s and dementia,” said Eric Weisblum, Chief Executive Officer of Silo Pharma.

Silo Pharma continues to explore the use of its CNS homing peptides along with its study of other novel therapeutics currently in preclinical studies.

About Silo Pharma

Silo Pharma. Inc. is a development-stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as PTSD, Alzheimer’s disease, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the healthcare industry. For more information visit www.silopharma.com

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements that involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company under takes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the SEC.

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